WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.



                                                                    EXHIBIT (27)
DATA STATED IN MILLIONS,
EXCEPT PER SHARE AMOUNTS



                         ARMOR ALL PRODUCTS CORPORATION
                             FINANCIAL DATA SCHEDULE
                               SEPTEMBER 30, 1994



      This schedule contains summary financial information extracted from the Armor All Products
      Corporation Consollidated Financial Statements as of September 30, 1994 and March 31, 1994 and
      for the six months ended September 30, 1994 and 1993 and is qualified in its entirety by reference to such financial statements.



 Regulation
   Number         Statement Caption                           FY95        FY94
- -------------     --------------------------                 ------      ------
5-02-(1)          Cash and cash items                        $ 46.8      $ 26.3
5-02(2)           Marketable securities                           0           0
5-02(3)(a)(1)     Accounts receivable - trade                  32.7        69.3
5-02(4)           Allowance for doubtful accounts              (1.5)       (1.3)
5-02(6)           Inventory                                     8.4         4.2
5-02(9)           Total current assets                         94.4        99.2
5-02(13)          Property, plant and equipment                13.6        12.9
5-02(14)          Accumulated depreciation                     (4.8)       (4.2)
5-02(18)          Total assets                                145.9       151.8
5-02(21)          Total current liabilities                    24.2        34.9
5-02(22)          Bonds, mortgages and similar debts              0           0
5-02(28)          Preferred stock-mandatory redemption            0           0
5-02(29)          Preferred stock-no mandatory redemption         0           0
5-02(30)          Common stock                                  0.2         0.2
5-02(31)          Other stockholders' equity                  120.7       115.8
5-02(32)          Total liabilities and stockholders' equity  145.9       151.8
5-03(b)(1)(a)     Net sales of tangible products               97.7        84.0
5-03(b)(1)        Total revenues                               97.7        84.0
5-03(b)(2)        Total costs and expenses applicable to revenues41.3      34.2
5-03(b)(3)        Other costs and expenses                        0           0
5-03(b)(5)        Provision for doubtful accounts and notes     0.3         0.3
5-03(b)(8)        Interest and amortization of debt discount      0           0
5-03(b)(10)       Income before taxes and other items          18.9        16.7
5-03(b)(11)       Income tax expense                            8.1         7.2
5-03(b)(14)       Income/loss from continuing operations          0           0
5-03(b)(15)       Discontinued operations                         0           0
5-03(b)(17)       Extraordinary items                             0           0
5-03(b)(18)       Cumulative effect-changes in accounting principles0         0
5-03(b)(19)       Net income or loss                           10.8         9.5
5-03(b)(20)       Earnings per share - primary                 0.51        0.45
5-03(b)(20)       Earnings per share - fully diluted              0           0


